Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into on December 4, 2008 (after 1:00 p.m. Eastern Time) between Cell Therapeutics, Inc. (the “Company”) and BAM Opportunity Fund LP (the “Holder”).

Reference is made to the Securities Purchase Agreement dated April 29, 2008 between the Company and the Holder, as previously amended to date (as amended, the “April Agreement”), and to various securities previously issued under the April Agreement. Reference is further made to the Securities Purchase Agreement dated October 21, 2008 between the Company and the Holder (the “October Agreement”), and to various securities previously issued under the October Agreement.

WHEREAS, the parties wish now, in this Agreement, to enter into a transaction with certain formalistic similarities to aspects of the April Agreement and/or the October Agreement, but which transaction in fact is substantively distinct from and is not integrated with either the April Agreement or the October Agreement.

WHEREAS, the securities to be issued pursuant to this Agreement have been registered for offer and sale by the Company on Form S-3 registration statement nos. 333-131533, 333-149982 and 333-153358 filed with and declared effective by the Securities and Exchange Commission; prospectuses dated April 19, 2006, April 23, 2008 and September 19, 2008 (respectively) and a joint prospectus supplement dated December 4, 2008 relating thereto have been filed by the Company with the Securities and Exchange Commission and have been delivered to the Holder.

WHEREAS, the Holder has required, as a condition of entering into and closing the transaction contemplated by this Agreement, that with respect to the aspect of such transaction described in Section 2 hereof the fee of Rodman & Renshaw be capped at $325,000, that with respect to the potential aspect of such transaction described in Section 3(a) hereof the fee of Rodman & Renshaw be capped at $210,000 and that with respect to the potential aspect of such transaction described in Section 3(b) hereof the fee of Rodman & Renshaw be capped at $105,000.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1. On a Closing Date to occur no later than December 5, 2008, the Company shall issue and sell to the Holder, and the Holder shall purchase from the Company, for a purchase price of $32,651,321 cash, $32,651,321 principal amount of new 10% Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, which shall be of like tenor as the “Convertible Notes” defined in the April Agreement except for the issuance date being the Closing Date under this Agreement, a conversion price of $0.137 per post-reverse-split common share (i.e., 7,299.27 shares per $1,000 of principal), the absence of an optional redemption right, a 3-year term, a 10% annual interest rate, and a make-whole provision based on the 3-year term and the 10% annual interest rate; and which Trust Indenture shall be of like tenor (taking into account such differences) as the Indenture dated August 19, 2008. For avoidance of doubt: the Company shall issue no new warrants in connection with this transaction.

2. In order to induce this purchase, the Company shall (in addition to providing new 10% Convertible Senior Notes as contemplated by Section 1 above) repurchase from the Holder, for $28,993,917 cash to be paid at the time specified below in this Section 2, a $4,818,181-principal-amount portion of the 15% Convertible Senior Notes issued by the Company in June 2008 and now held by the Holder, a $16,250,000-principal-amount portion of the Series B 18.33% Convertible Senior Notes issued by the Company in August 2008 and now held by the Holder, and a $9,000,000-principal-amount portion of the 9.66% Convertible Senior Notes issued by the Company in October 2008 and now held by the Holder (such portions together, the “Repurchased Notes”) together with all the various warrants (to purchase 5,148,643 post-reverse-split shares of common stock of the Company) now held by the Holder (the “Repurchased Warrants”). The Holder shall deliver the Repurchased Notes and Repurchased Warrants to the Company free and clear of all liens, adverse claims and encumbrances. The repurchase shall be deemed effective on the Closing Date, and no less than $16,355,925 of the repurchase price shall be paid in cash on or forthwith after the Closing Date, and any remaining repurchase price shall be paid in cash on or forthwith after the time of the release from escrow of the $12,637,992 of the “make-whole” payments associated with the Repurchased Notes, as contemplated hereinbelow. The parties agree and acknowledge that in connection with the repurchase of the Repurchased Notes and Repurchased Warrants the Company shall be entitled to (subject to the application of the following sentence) receive and retain all of the “make-whole” payments associated with the Repurchased Notes; and the Holder agrees to cooperate with the Company’s efforts to procure the release from escrow to the Company of the “make-whole” payments associated with the Repurchased Notes. The parties further agree that, to the extent the full $28,993,917 repurchase price has not previously been paid or credited by the Company to the Holder at the time of the release from escrow of the “make-whole” payments associated with the Repurchased Notes, the Company shall (if the Holder requests the Company to do so) direct the escrow agent to deliver any portion thereof which would suffice to fully satisfy the balance of the repurchase amount due, for the account of the Company, directly to the Holder in order to satisfy the remaining portion of the full $28,993,917 repurchase price.

3. (a) When and if the Company notifies the Holder that a tender offer for the repurchase of its convertible notes has resulted in at least $93,000,000 principal amount of convertible notes being tendered for repurchase (and such tenders have not been withdrawn), the Company shall have an option to require the Holder to purchase from the Company on a Second Closing Date to occur no later than the second business day after the Company so notifies the Holder, for a purchase price of $6,000,000 cash, $6,000,000 principal amount of new Series C 10% Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, which shall be of like tenor as the “Convertible Notes” defined in the April Agreement except for the issuance date being the Second Closing Date under this Agreement, a conversion price of $0.137 per post-reverse-split common share (i.e., 7,299.27 shares per $1,000 of principal), the absence of an optional redemption right, a 3-year term, a 10% annual interest rate, and a make-whole provision based on the 3-year term and the 10% annual interest rate; and which Trust Indenture shall be of like tenor (taking into account such differences) as the Indenture dated August 19, 2008.

(b) When and if the Company notifies the Holder that a tender offer for the repurchase of its convertible notes has resulted in at least $62,000,000 principal amount of convertible notes being tendered for repurchase (and such tenders have not been withdrawn), the Company shall have an option to require the Holder to purchase from the Company on a Second Closing Date to occur no later than the second business day after the Company so notifies the Holder, for a purchase price of $3,000,000 cash, $3,000,000 principal amount of new Series C 10% Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, which shall be of like tenor as the “Convertible Notes” defined in the April Agreement except for the issuance date being the Second Closing Date under this Agreement, a conversion price of $0.137 per post-reverse-split common share (i.e., 7,299.27 shares per $1,000 of principal), the absence of an optional redemption right, a 3-year term, a 10% annual interest rate, and a make-whole provision based on the 3-year term and the 10% annual interest rate; and which Trust Indenture shall be of like tenor (taking into account such differences) as the Indenture dated August 19, 2008.

(c) Section 3(a) and Section 3(b) hereof are mutually exclusive. For avoidance of doubt: the Company shall issue no new warrants in connection with Section 3(a) or Section 3(b). Each of Section 3(a) and Section 3(b shall be inapplicable if the Company has not given such notice by March 31, 2009.

4. The Holder agrees to create forthwith and to maintain ownership of, at all times until no more than $1.635 million principal amount of the new 10% Convertible Senior Notes remains outstanding, a common stock long position representing at least 9.0% of the total number of then-outstanding shares of common stock of the Company. It is anticipated that the position would initially be created by conversion of an appropriate amount of new 10% Convertible Senior Notes. It is understood that the shares in such common stock long position shall not be specifically identified (i.e., some of the shares in the initial position can be sold if they are forthwith “replaced” in the common stock long position by other common shares). The Company shall notify BAM from time to time of increases or decreases in the total number of then-outstanding shares of common stock of the Company (and the corresponding changes in the 9.0% figure), and the Holder shall have seven days after notice of any such increase to bring the common stock long position up to the new 9.0% threshold.

5. Sections 2.2, 2.3, 3.1, 3.2, 4.3-4.10, 4.13 and 5.1-5.18 of the April Agreement shall apply to this Agreement as if set forth in full herein, but with inapplicable portions thereof deemed omitted and with such other adjustments therein as are obviously indicated (e.g., in view of the passage of time and/or changed circumstances and conditions which are known well by both parties) deemed made, in order to make applicable to this Agreement equivalent formal terms and conditions as the parties had applied to the April Agreement. This incorporation is intended solely for simplification and brevity of documentation, and not to suggest or create any integration between the transactions contemplated by the April Agreement and/or the October Agreement and the transactions contemplated by this Agreement and/or the October Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CELL THERAPEUTICS, INC.

By:	/s/ Louis A Bianco

BAM OPPORTUNITY FUND LP

By:	/s/ Seth Morris
Chief Operating Officer